Exhibit 24

October 16, 2014

POWER OF ATTORNEY

The present power of attorney is given by John A. Drago to Albert Z. Lewis, attorney at International Business Law Firm PC, located at 1915 Eye St., Washington, DC 20006, to act on my behalf exclusively for the purpose of filing of the beneficial ownership reports pursuant to Section 16(a) of Securities and Exchange Act of 1934 and Schedule 13G.

I shall supply beneficial ownership information to the Attorney-in-fact and Attorney-in-fact is authorized to file, sign and submit the necessary forms on my behalf via web site EDGAR filing System.

This Power of Attorney shall be governed by and construed in accordance with the Laws of the State of New York, United States.

This power of attorney shall be effective starting this October 16, 2014 and continue in effectiveness until withdrawn in writing and both parties notified.

__/signed/___
John A DRAGO (Address: 10 Muffin Meadow Road Head-of-the-Harbor NY 11780

Sworn to and signed before me, a Notary Public in and for the County of Suffolk this 17th day of October, 2014.

___/signed: Jerome Davis/_____
Notary Public
My Commission expires:

/stamp/
JEROME DAVIS
Notary Public, State of New York
No. 01DA6046661
Qualified in Suffolk County
Commission expires September 5, 2019